Filed pursuant to Rule 433

September 18, 2012

Relating to

Preliminary Prospectus Supplement dated September 18, 2012 to

Prospectus dated September 29, 2010

Registration Statement No. 333-169633-03

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$650,000,000 4.00% Series due 2042

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC

Trade Date:	September 18, 2012

Settlement Date:	September 21, 2012; T + 3

Interest Payment Dates:	March 30 and September 30, beginning on March 30, 2013

Ratings (Moody’s/S&P/Fitch):	A1/A/A+ (stable/negative/stable) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Security Description:	First and Refunding Mortgage Bonds, 4.00% Series due 2042

Principal Amount:	$650,000,000

Maturity Date:	September 30, 2042

Price to Public:	99.204% per Bond

Coupon:	4.00%

Benchmark Treasury:	3.00% due May 15, 2042

Benchmark Treasury Price:	100-2+

Benchmark Treasury Yield:	2.996%

Spread to Benchmark Treasury:	+105 bps

Yield to Maturity:	4.046%

Redemption Provisions/Make-Whole Call:	At any time before six months prior to maturity, redeemable at the Treasury Rate + 20 bps. At any time on or after six months prior to maturity, redeemable at par.

CUSIP / ISIN:	26442C AN4 / US26442CAN48

Joint Book-Running Managers:	Barclays Capital Inc. RBS Securities Inc. Scotia Capital (USA) Inc. UBS Securities LLC

Senior Co-Manager:	China International Capital Corporation Hong Kong Securities Limited (with CICC US Securities, Inc. acting as its selling agent in the United States)

Co-Managers:	KeyBanc Capital Markets Inc. Mizuho Securities (USA) Inc. SMBC Nikko Capital Markets Limited U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888)-603-5847, RBS Securities Inc. toll free at (866) 884-2071, Scotia Capital (USA) Inc. at (800) 372-3930 or UBS Securities LLC toll-free at (877) 827-6444 (ext. 561-3884).